Exhibit 2.1.2

January 8, 2010

Altec Lansing, LLC
1460 Main Street, Suite 200
Southlake, TX 76092

Audio Technologies Acquisition B.V.
1460 Main Street, Suite 200
Southlake, TX 76092

Re:
Asset Purchase Agreement (the “Agreement”) made and entered into as of October 2, 2009 by and among Audio Technologies Acquisition, LLC (now known as Altec Lansing, LLC), a Delaware limited liability company (“Purchaser”), Plantronics, Inc., a Delaware corporation (“Parent”), and Plantronics B.V., a private limited liability company organized under the laws of the Netherlands (“BV” and, together with Parent, the “Sellers” and each a “Seller”), as amended by that certain First Amendment to Asset Purchase Agreement dated November 30, 2009 by and among Purchaser, Audio Technologies Acquisition B.V., a private limited liability company organized under the laws of the Netherlands (“Purchaser BV” and together with Purchaser, “Purchasers”), and Sellers

Ladies and Gentlemen:

In connection with the closing of the transactions described in the Agreement, Sellers and Purchasers hereby agree to the terms of this side letter agreement (this “Side Letter”).  This Side Letter shall be deemed to be an amendment to the Agreement as provided below.  Capitalized terms used but not otherwise defined in this Side Letter shall have the respective meanings assigned to them in the Agreement, unless the context requires otherwise.

Amendment to the Section 8.8(d) of the Agreement.

Section 8.8(d) of the Agreement is amended by deleting said Section in its entirety and substituting the following new Section 8.8(d) in lieu thereof:

(d)           Sellers and Purchasers agree that, pursuant to the “Standard Procedures” provided in Section 4 of Revenue Procedure 2004-53, with respect to the filing and furnishing of Internal Revenue Service Forms W-2, W-3 and 941 for the 2009 calendar year, (i) Sellers shall perform all reporting duties for the wages and other compensation it pays with respect to the Transitioning Employees (A) for the period beginning on January 1, 2009 and ending on the Closing Date and (B) at any time after the Closing Date, to the extent the wages and other compensation relate to amounts earned by the Transitioning Employees prior to the Closing Date or relate to stock-based compensation granted by Sellers prior to the Closing Date but exercised after the Closing Date; and (ii) Purchasers shall perform all reporting duties for the wages and other compensation it pays with respect to the Transitioning Employees for the period beginning on the Closing Date and ending on December 31, 2009.  The parties reporting obligations under this Section 8.8(d) shall include, without limitation, filing all required quarterly Forms 941 and furnishing Forms W-2 to such Transitioning Employees and Forms W-2 and W-3 with respect to such Transitioning Employees to the Social Security Administration for the applicable periods.

[Signature Pages Follow]

Very truly yours,

Plantronics, Inc.

    By     _____________________________________
Name:   _____________________________________
           Title:          _____________________________________

Plantronics B.V.

    By
Name:   _____________________________________
Title:     _____________________________________

Please sign in the space provided below to evidence your agreement to the terms of this Side Letter.

AGREED AND ACCEPTED
as of the date hereof:

PURCHASERS:

Altec Lansing, LLC

    By:            _____________________________________
Name:       _____________________________________
Title:         _____________________________________

Audio Technologies Acquisition B.V.

    By:            ______________________________________
Name:       ______________________________________
    Title:         ______________________________________